Exhibit 99.1

ImmuCell Announces Unaudited Financial Results for

the Quarter and Year Ended December 31, 2021

Annual Product Sales for 2021 Increased 25% over 2020

For Immediate Release

PORTLAND, Maine – February 22, 2022 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically proven and practical products that improve the health and productivity of dairy and beef cattle, today announced its unaudited financial results for the quarter and year ended December 31, 2021.

Product Sales Results:

●	During the three-month period ended December 31, 2021, total product sales increased by 45%, or $1.7 million, to $5.4 million versus the three-month period ended December 31, 2020.
●	During the year ended December 31, 2021, total product sales increased by 25%, or $3.9 million, to $19.2 million versus the year ended December 31, 2020.

Management’s Discussion:

“A 25% increase in product sales to $19.2 million during 2021 helped us to dramatically improve our bottom-line results, as we increased production output to capture this growth in demand while managing an ongoing backlog of orders,” commented Michael F. Brigham, President and CEO. “During the fourth quarter of 2021, we increased finished goods production output of the First Defense® product line to the annualized rate of approximately $22.9 million, and we have initiated additional investments to increase our production capacity from the annual goal of $23 million for the first phase of our capacity expansion investment to approximately $35 million per year by the end of 2022.”

“We recently made our second submission of the last of five significant Technical Sections pertaining to Re-Tain® (specifically the Chemistry, Manufacturing and Controls Technical Section) addressing the comments and queries raised by the FDA in its review of our first submission,” concluded Mr. Brigham. “We are anticipating a response from the FDA in early August, which will determine whether we will be able to commence market launch of Re-Tain® early fourth quarter of 2022.”

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Other Financial Results:

●	Gross margin earned was 47% and 43% of product sales during the quarters ended December 31, 2021 and 2020, respectively, and 45% of product sales during both of the years ended December 31, 2021 and 2020.
●	Product development expenses were $4.2 million and $4.4 million during the years ended December 31, 2021 and 2020, respectively.
●	Net operating income was $257,000 during the year ended December 31, 2021 in contrast to a net operating (loss) of ($1.4 million) during the year ended December 31, 2020.

●	Net loss was $78,000, or $0.01 per share, during the year ended December 31, 2021 in comparison to a net loss of $1 million, or $0.14 per share, during the year ended December 31, 2020.

●	EBITDA (a non-GAAP financial measure, see page 4 of this press release) was approximately $2,706,000 and $1,893,000 during the years ended December 31, 2021 and 2020, respectively.

Balance Sheet Data as of December 31, 2021:

●	Cash, cash equivalents and short-term investments increased to $10.2 million as of December 31, 2021 from $7.9 million as of December 31, 2020.
●	Net working capital increased to $13.7 million as of December 31, 2021 from $9.9 million as of December 31, 2020.
●	Stockholders’ equity increased to $32.6 million as of December 31, 2021 from $28.3 million as of December 31, 2020.

Conference Call:

The Company will host a conference call on Wednesday, February 23, 2022 to discuss these financial results for the quarter and year ended December 31, 2021. Interested parties can access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 9:00 AM ET. A teleconference replay of the call will be available for seven days at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing confirmation #7112153. Investors are encouraged to review the Company’s updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com, or by request to the Company.

About ImmuCell:

ImmuCell Corporation’s (Nasdaq: ICCC) purpose is to create scientifically proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell manufactures and markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef calves, and is in the late stages of developing Re-Tain®, a novel treatment for subclinical mastitis in dairy cows without a milk discard requirement that provides an alternative to traditional antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Financial Tables to Follow

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Condensed Statements of Operations (Unaudited)

	During the Years Ended December 31,
(In thousands, except per share amounts)	2021	2020

Product sales	$19,243	$15,342
Costs of goods sold	10,587	8,479
Gross margin	8,656	6,863

Product development expenses	4,169	4,354
Sales, marketing and administrative expenses	4,230	3,889
Operating expenses	8,399	8,243

NET OPERATING INCOME (LOSS)	257	(1,380)

Other expenses (income), net	326	(348)

(LOSS) BEFORE INCOME TAXES	(69)	(1,032)

Income tax expense (benefit)	9	(10)

NET (LOSS)	$(78)	$(1,022)

Basic weighted average common shares outstanding	7,592	7,213
Basic net (loss) per share	$(0.01)	$(0.14)

Diluted weighted average common shares outstanding	7,592	7,213
Diluted net (loss) per share	$(0.01)	$(0.14)

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of December 31, 2021	As of December 31, 2020
Cash, cash equivalents and short-term investments	$10,185	$7,946
Net working capital	13,730	9,946
Total assets	44,466	40,350
Stockholders’ equity	$32,577	$28,266

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Non-GAAP Financial Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP income before income taxes and certain non-cash expenses assists management and investors by looking at our performance across reporting periods on a consistent basis excluding these certain charges that are not uses of cash from our reported loss before income taxes. We start with our reported loss before income taxes because presently we are not paying cash for income taxes and do not anticipate paying significant cash for income taxes in the near-term future. Cash payments to satisfy debt principal repayment obligations have not been factored into this calculation. We calculate non-GAAP income before income taxes and certain non-cash expenses as indicated in the table below:

	During the Years Ended December 31,
(In thousands)	2021	2020

Loss before income taxes	$(69)	$(1,032)
Depreciation	2,442	2,328
Amortization and write-off of debt issuance costs	27	122
Stock-based compensation	144	253
Income before income taxes and certain non-cash expenses	$2,544	$1,671

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) increased to $2,706,000 during the year ended December 31, 2021 in comparison to $1,893,000 during the year ended December 31, 2020. The figures reported in the table above differ from the calculation of EBITDA in the following two significant ways:

1)	We have not added back interest expense or interest rate swap termination fees because we do pay cash for these expenses; and
2)	We have added back stock-based compensation expense because this is a non-cash expense that is not added back to the calculation of EBITDA.

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Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: our plans and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals; factors that may affect the dairy and beef industries and future demand for our products; the extent, nature and duration of the COVID-19 pandemic and its consequences, and their direct and indirect impacts on our production activities, operating results and financial condition and on the customers and markets that we serve; the impact of the global supply-chain disruptions on our ability to obtain, in a timely and cost-effective fashion, all the supplies and components we need to produce our products; the impact of inflation and rising interest rates on our operating expenses and financial results; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis and producers’ level of interest in treating subclinical mastitis given the current economic and market conditions; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold per unit; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the impacts of backlogs on customer relationships; the anticipated costs of (or time to complete) planned expansions of our manufacturing facilities and the adequacy of our funds available for these projects; the continuing availability to us on reasonable terms of third-party providers of critical products or services; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity, efficiency and yield, which are highly subject to biological variability and the product format mix of our sales; the future adequacy of our working capital and the availability and cost of third-party financing; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; costs associated with sustaining compliance with current Good Manufacturing Practice (cGMP) regulations in our current operations and attaining such compliance for our facilities to produce the Nisin Drug Substance and Drug Product; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; anticipated changes in our manufacturing capabilities and efficiencies; the value of our net deferred tax assets; projections about depreciation expense and its impact on income for book and tax return purposes; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to: difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain®), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand (including the consequences of backlogs or excess inventory buildup), uncertainty associated with the timing and volume of customer orders as we come out of a prolonged backlog, adverse impacts of supply chain disruptions on our operations and customer relationships, our reliance upon third parties for financial support, products and services, our small size and dependence on key personnel, changes in laws and regulations, decision making and delays by regulatory authorities, a recurrence of inflation and its impact on our customers’ order patterns, currency values and fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission (SEC), including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors summarized above.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770
Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700 iccc@lythampartners.com

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